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                                                                     Exhibit 5.1


                                 [Shaw Pittman Letterhead]



                                        May 21, 1999



AXENT Technologies Inc.
2400 Research Boulevard
Rockville, Maryland 20850

          Re:  Registration Statement on Form S-3
               ----------------------------------

Ladies and Gentlemen:

     We have acted as counsel for AXENT Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the sale, from time to time, of up to an aggregate of 1,337,531 shares (the "Shares") of the Company's common stock, par value $.02 per share, by certain selling stockholders identified in such Registration Statement.

     Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and such other instruments as we have deemed necessary, and upon the laws as presently in effect, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters."

                                 Very truly yours,

                                 /s/ Shaw Pittman

                                 Shaw Pittman